Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 9, 2005 relating to the financial statements of Banco Macro Bansud S.A. and our report dated September 30, 2005 relating to the financial statements of Nuevo Banco Suquía S.A., included in the Registration Statement and related Prospectus of Banco Macro Bansud S.A. for the registration of Class B shares filed with the Securities and Exchange Commission on January 6, 2006.
/s/ Pistrelli, Henry Martin y Asociados S.R.L. — Member of Ernst & Young Global
City of Buenos Aires, Republic of Argentina
January 6, 2006